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                                                                    EXHIBIT 21.1


                                        State of
                                    Incorporation/        Name Under Which
      Names of Subsidiaries          Organization         Business is Done
---------------------------------  ---------------- ---------------------------

  1.Camden Operating, L.P.             Delaware         Camden Operating, L.P.

  2.Camden USA, Inc.                   Delaware            Camden USA, Inc.

  3.Camden Development, Inc.           Delaware        Camden Development, Inc.

  4.Camden Realty, Inc.                Delaware          Camden Realty, Inc.